The transactions pursuant to the Share Transfer described in this press release involve securities of a Japanese company. The Share Transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the Share Transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 14, 2021

To whom it may concern:

Company	MAEDA CORPORATION
Representative	President and Representative
Director Soji Maeda
(Code No.: 1824, TSE 1st Section)
Contact	Executive Officer, Deputy General Manager of Management Innovation Division and General Manager of Corporate Planning Department
Shinya Sakaguchi
(TEL: +81-3-3265-5551)

Company	MAEDA ROAD CONSTRUCTION CO., LTD.
Representative	President and Representative Director
Yasuhiko Imaizumi
(Code No.: 1883, TSE 1st Section)
Contact	General Manager, Accounting & Finance Division, Administration Headquarters
Seiji Nishi
(TEL: +81-3-5487-0020)

Company	MAEDA SEISAKUSHO CO., LTD.
Representative	President & Representative Director
Masaaki Shioiri
(Code No.: 6281, JASDAQ)
Contact	General Manager, Management Department,
Business Administration Division
Kazuhiko Yamaguchi
(TEL: +81-26-292-2222)

Notice on Creation of “Medium- to Long-Term Management Strategy for the Establishment of a
New Holding Company”

On May 14, 2021, Maeda Corporation (“Maeda Corporation”), Maeda Road Construction Co., Ltd. (“Maeda Road”), and Maeda Seisakusho Co., Ltd. (“Maeda Seisakusho”; and Maeda Corporation, Maeda Road, and Maeda Seisakusho are collectively referred to as the “Three Companies”) executed a business integration agreement and prepared a joint share transfer plan pursuant to resolutions of their respective boards of directors today. In this regard, the Three Companies have formulated the “Medium- to Long-Term Management Strategy for the Establishment of a New Holding Company” (the “Medium- to Long-Term Management Strategy”) as the management strategy framework of the joint holding company (the “Holding Company”) scheduled to be incorporated on October 1, 2021.

1.	Purpose of Creating the Medium- to Long-Term Management Strategy

As stated by the Three Companies in the press release “Notice on Execution of a Business Integration Agreement and Preparation of a Share Transfer Plan Regarding Establishment of a Joint Holding Company of Maeda Corporation, Maeda Road Construction Co., Ltd., and Maeda Seisakusho Co., Ltd.” issued today, with the goal of achieving continuous growth for the whole group, the Three Companies have set the goal of transforming into an “integrated infrastructure service company” over the medium to long term, and have agreed to switch to a business model that will enable us to expand our business, and continuously produce stable, strong profits and enhance the management base through cooperative promotion of digitalization strategies targeting productivity reforms, technical development, and personnel development, etc., while enhancing the existing businesses of the Three Companies.

An “integrated infrastructure service company” which the Three Companies have as their goal is a company that aims to develop new construction services by taking on and expanding all kinds of projects, with de-contracting as our core principle, while further strengthening our engineering capabilities which are the profit source for each group company, by carrying out one-stop management ranging from infrastructure planning proposals through to operation, maintenance, and management. The Three Companies aim to become “a company trusted by all stakeholders” by establishing the aforementioned strong profits and stable, new revenue base, as well as realizing agile and appropriate management by means such as creating an effective governance framework and promotion of DX, and enhancing our adaptability to social changes.

To achieve this, we have created the Medium- to Long-Term Management Strategy based on discussions among the Three Companies. The details of what the joint holding company should strive to become through the transition to a new holding company structure and details of the Medium- to Long-Term Management Strategy to achieve such goal are as follows.

2.	Details of the Medium- to Long-Term Management Strategy
Ⅰ.	Business Environment Forecast

Our forecast for the business environment in which the Three Companies operate, which is the background to the establishment of the Holding Company, is as follows:

・	Domestic construction investment is not expected to increase significantly in the future, and the new construction market is expected to shrink due to constraints on national and local government budgets;
・	On the other hand, as a solution, it is predicted that new markets such as infrastructure maintenance, repair, renewal, and new construction utilizing public-private partnerships (PPP) and carbon-neutral initiatives will expand rapidly;
・	In order to deal with the labor shortages, it is essential to promote work-style reforms and make drastic productivity reforms;
・	For medium-to long term corporate growth, it is necessary to further promote ESG management and even implement an even better corporate governance framework; and
・	The speed of social changes is accelerating, such as the rapid progress of digital technology, and there is an urgent need for a swift and agile system.

Ⅱ. Our Goal

Under the Holding Company structure, we will move forward with the following to achieve continuous growth for the whole group and aim for a “company trusted by all stakeholders.”

・	Set our business model to aim for as an “integrated infrastructure service company” that manages both upstream and downstream of the infrastructure operation business on an one-stop basis and strongly promote such business model as the entire group’s strategy so as to create a “stable and highly profitable revenue base” that will not be influenced by external factors
・	Realize prompt and appropriate management and reinforce our “ability to deal with social changes” through such measures as the establishment of an effective corporate governance system and promotion of digital transformation (DX)

Ⅲ. Three Core Strategies and Important Measures

The three core strategies to achieve the “goal” of the Holding Company and the main important measures for each strategy are as follows.

・	Productivity reforms: Maximization of added value; optimization of fixed costs and administrative costs; and promotion of group financing strategies
・	Creation of a stable and highly profitable revenue base: Enhancement of competitiveness in infrastructure operating business globally; and further expansion of business fields
・	Strengthening and improvement of corporate culture: Promotion of the group human resources strategy; and ramping up governance

Ⅳ. Numerical Management Targets

As the management targets of the Holding Company, we have set the numerical targets for the fiscal year ending March 31, 2030 and the dividend payout ratio for the fiscal year ending 2021 onwards as follows.

Targets for fiscal year ending March 31, 2030
Operating profit	100 billion yen or more
Profit	70 billion yen or more
ROE	12% or more
Fiscal year ending 2021 onwards
Dividend payout ratio	30% or more

End

Medium-to Long term Strategy for the establishment of a new Joint Holding Company May 14, 2021 MAEDA CORPORATION MAEDA ROAD CONSTRUCTION CO., LTD. MAEDA SEISAKUSHO CO., LTD.

1 Overview of a Joint Holding Company Name INFRONEER Holdings Inc. Capital 20 billion yen Established October 1, 2021 Structure of Corporate Organs Company With Nominating Committee, etc. Holding Company will not get Construction Business License Before After Demonstrate strengths in engineering in group companies Lack of group-wide strategies for the entire group and the effective use of management resources. Executing Group-wide Strategy by sharing value Reinforcement by uniting engineering and group synergies Maximize the liquidity of group management resources Prompt and appropriate decision-making by reinforcement corporate governance Expansion of business fields by M&A Listed Maeda Corp Maeda Group Maeda Seisakusho Group company Listed Maeda Road Group company Listed Improve the group-wide corporate value of the entire group and Accelerate growth Holding Company Listed INFORONEER Holdings Maeda Seisakusho Group company Unlisted Maeda Road Group company Unlisted Maeda Corp Group Company Unlisted Copyright © 2021 MAEDA ROAD CONSTRUCTION AII rights reserved.

Business environment forecast

2

- Domestic construction investment is not predicted to increase significantly in the future, and **the new construction market is predicted to shrink** due to shortage of national and local government budgets .
- On the other hand, as a solution, it is predicted that **new markets** such as infrastructure maintenance, repair, renewal and new construction by using public-private partnership method(PPP) and carbon-neutral initiatives **will expand rapidly.**
- In order to deal with **the shortage of workers**, it is essential to promote work style reforms and make drastic productivity reforms.
- For medium-to long term corporate growth, it is necessary to reinforce **ESG management** and **corporate governance**.
- The speed of social changes is accelerating, such as **the rapid progress of digital technology**, and there is an urgent need for **a prompt and agile system**.

Expansion of new market

Public infrastructure goes to PPP market


① ※1Availability Payment Method will be introduced
② ※2Green field also will be introduced by PFI Law amendment
■Currently adopted as ※3 DBT+ concession method
Created new market
New construction market created by the greenfield concession
PPP market for infrastructure without toll revenue (Availability Payment)
PPP market including concessions about 40 trillions yen※4
Government announced the support to expand PPP market
Market size of PPP
FY21
FY24
FY27
FY30

※1~3 Please see the references(7page)
※4 We originally calculated from the Cabinet Office "PPP / PFI Promotion Action Plan (Reiwa 2nd Revised Edition)"

Demand from society

- Further promotion of management based on the cost of capital, such as implementation of business portfolio strategy
- Reinforcement group governance
- Ensuring the reliability of audits
- Consideration ability for medium to long-term sustainability
- Improving the quality of outside directors

Shortage of construction labors

- Shortage of skilled labors
- Aging construction labors (26.2% of all labors aged 60 and over)

Copyright © 2021 MAEDA ROAD CONSTRUCTION All rights reserved.

3 Our Goal Strongly promote “integrated infrastructure service company” that manages both upstream and downstream of infrastructure operation business aiming to establish a business model that realizes sustainable growth without being influenced by external factors. Create stable and highly profitable revenue base by uniting the engineering of each group company, expanding the business fields by M&A and reinforce competitiveness. Aim for "company trusted by all stakeholders" by establishment of an effective corporate governance system, promote Digital Transformation (DX), realize prompt and appropriate management and reinforcement our "ability to deal with social changes." “Integrated Infrastructure Service Company” Expand business fields & Manage both upstream and downstream of Infrastructure operations business Expand Business Fields & Manage both upstream and downstream of Infrastructure operation business Profitability Plan & Propose Existing Business Plan & Design Manufacture & Procurement Construct Renewal Large-scale Renovation Operation & Maintenance Reinvest Upstream Downstream 4 Keyes to obtain competitiveness (our strengths) Engineering Knowhow of Infrastructure operation Finance Strategy Each company's Network Create stable and highly profitable revenue base Deal with social changes [Reinforcement of Governance] Company with nominating committee, etc. Speed up management decision making Independent directors are majority Value diversity [Reinforce flexibility of dalings with changes] Promote ICT DX Expand business field by M&A Strengthening ESG/SDGs activities Deal with social changes Company trusted by all stakeholders Copyright © 2021 MAEDA ROAD CONSTRUCTION AII rights reserved.

3 Core Strategies to Achieve Our Goals

4

Goals			Necessary elements
Company trusted by all stakeholders	Create stable and highly profitable revenue base	Profitability	Improvement of profitability of existing businesses fields
			Improving profitability through group-wide synergies
		Rationalization & efficiency	Streamline by uniting overlapping departments and assets
			Reshuffling employees to divisions creating added value by work sharing
			Effective use of each company's funds &reduction of capital cost
			Investing growing businesses considering ROI
			Improving procurement capabilities and reducing costs through group joint procurement
		Group Strategy	Securing stable supplies and resources by supporting partner companies
			Complementing insufficient fields and expanding business fields through M&A
			Global expansion of business fields
			Hiring specialist human resources
	Deal with social changes	Reliability Quickness	Implementing sustainable engagement that maximizes individual strength
			Building effective corporate governance system
			Reforming compliance group-wide
			Penetrating attractive corporate image for stakeholders
			Strengthening ESG / SDGs activities

3 Core Strategies

- Productivity reform
- Create new revenue bases
- Strengthen and improve corporate culture

Copyright © 2021 MAEDA ROAD CONSTRUCTION All rights reserved.

Important Measures of the 3 Core Strategies

5

Core Strategies		ESG	Important Measures
Productivity Reforms	Maximize added value	ES	Enhance competitiveness in existing business fields by gathering achievements and knowhow of infrastructure operation business.
		ES	Reinforce business foundation by using the group company's networks (including global expansion)
		ES	Reduce costs for materials and equipment by group joint procurement and centralized purchasing
		S	Secure stable and high-quality supply through cooperation with our partner companies
		ES	Accelerating research and development speed by gathering our strengths
		G	Investing growing businesses considering ROI
	Optimization of costs	G	Relocate workforce to high value-added business by integrating overlapping departments
		S	Optimizing and streamlining workloads through accumulation and centralized management of big data and development of digital tools
		EG	Optimization of fixed costs by effective utilization (consolidation) of group assets
	Finance	G	Reduce capital cost by managing group finance
Create stable and highly profitable revenue base	Enhance competitiveness in infrastructure operating business globally	ES	Enhance competitiveness in infrastructure operating business by mutually sharing management resources
		SG	Global business expansion of infrastructure operation business with our overseas networks
	Expansion of business fields	ES	Reinforce renewable energy business that leads to a carbon-free society and sustainable urban development
		ES	Reinforce the competitiveness of business fields by sharing our various strengths
		ESG	Expand into new fields of business by mergers and acquisitions
		ESG	Active recruitment of specialist human resources
Strengthen and improve corporate culture	Promotion of group human resources strategy	SG	Carry out employee engagement surveys to improve employee's motivation
		SG	Pursuit of human resource development and management that makes employees feel rewarding
		ESG	Penetration of management philosophy and human resource education (CSV thinking, etc.) that leads to sustainable growth
		S	Reinforce group personnel strategy to enhance individual ability
	Strengthening corporate governance	G	Implementation of management that realizes transparent, fair, speedy and decisive decision-making
		ESG	Improve compliance awareness by continuous training
		SG	Improve corporate value by strengthening corporate governance
		SG	Fostering a corporate culture in which diverse human resources can play an active role

Copyright © 2021 MAEDA ROAD CONSTRUCTION All rights reserved.

Management Target Aim for Operating Profit of 100 billion or more (Operating Profit Ratio approximately 8%), Net income of 70 billion or more, and ROE of 12% or more in FY2030 Phase of establishing foundations Pursuit of group synergies Create a news business fields Promote DX and sharing department Promotion of M&A Phase of growth Expansion of concession business (domestic and overseas) Expansion of availability payments business Productivity improvement by DX and sharing department Further promotion of M&A Net income 36 Operating Profit 50 Operating Profit Ratio 6.5% FY22 40 59 6.8% FY24 57 80 7.3% FY27 70 100 8.0% FY30 ROE 9.5% 11.5% 12.0% (billions of yen) FY2030 Target *Operating Profit 100 or more Net income 70 or more ROE 12% or more FY2021~ Dividend payout ratio 30% or more *Includes both equity and sales gain of infrastructure operations. Excluding goodwill. Copyright © 2021 MAEDA Corp. All rights reserved.

7 Reference 1 Availability Payment Method A fee structure that public agency makes payments according to concession contractor's performance on operation and management of infrastructure. The payments are covered by public agency budgets. In Europe and the United States, Availability Payment have been introduced in many projects such as schools, hospitals, courts, roads, transportation, and water service. 2 Green field Project structure that includes various stages of project such as new construction, acquirement of operating rights, maintenance, large-scale repairs and renewals. On the other hand, Brown field is project structure that includes only acquirement with operating rights of existing facility, large-scale repairs and renewals. 3 DBT + concession Project structure that combines DBT (Design Build Transfer) and the concession. Private company constructs a facility and transfers ownership to the public agency. After transferring the ownership to the public, a private company will acquire the operating right of the facility and do maintenance, large-scale repairs, renewals. Copyright © 2021 MAEDA ROAD CONSTRUCTION AII rights reserved.